Exhibit 10.1

DIRECTOR AGREEMENT

THIS AGREEMENT is made and entered into effective as of March 2, 2023 (the “Effective Date”), by and between UPAY, Inc., a Nevada corporation (the Company”) and Randall F Greene (“Director”).

1.         Term. This Agreement shall continue for a period of 12 months from the Effective Date, which is March 2, 2023, through February 29, 2024. The Parties may negotiate an extension to the term, which will require an addendum to this Agreement.

2.         Position and Responsibilities

(a)       Position. The Director will perform such duties and responsibilities as are customarily related to such position in accordance with Company’s bylaws, Code of Ethics, and applicable law, including, but not limited to, assisting the Company in the following: (a) identifying potential acquisitions for the Company; (b) assisting in the Company’s Regulation A filing if pursued; (c) advise and assist the Company on its public company and business strategy (d) assist the company with opening any bank accounts that the Company may need to conduct business and establish business relationships with service providers (the “Services”). Director hereby agrees to use his best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the Company’s Bylaws, Code of Ethics, any statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-totime be adopted or modified.

(b)       Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

(c)       No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with the Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 2 hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company.

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3.         Compensation/Expenses. In consideration the services to be rendered by Director under this Agreement, Company shall pay Director a total of 100,000 (One hundred thousand) UPAY shares (the “Shares”), for the 12-month period to be served, vested in arrears after each quarter served and will be issued every quarter after completion of service for that quarter in four equal payments of 25 000 shares. There is a 3-year lockup upon the Shares, which lockup begins upon receipt of each 25,000 share issuance to the Director. Any tax implication as a result of the compensation made to Director, will be for the account of the Director.

The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with Company’s expense reimbursement guidelines. The Director shall be responsible for advising the Company of the amount of anticipated expenses, which will require the Board’s prior approval.

4.         Termination.

(a)       Right to Terminate. At any time, the Director may be removed as Director by majority vote of the Board as provided or as provided in the Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law.

(b)       Effect of Termination as Director. Upon Director’s termination this Agreement will terminate; Company shall pay to Director all compensation and expenses to which Director is entitled up through the date of termination; and Director shall be entitled to his rights under any other applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease.

5.         Termination Obligations. Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer generated materials provided to or prepared by Director incident to the Services and his membership on the Company’s Board of Directors or any committee therefore the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as the Director is no longer a member of the Company’s Board of Directors.

6.         Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

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7.         Dispute Resolution

(a)       Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the United States District Court for the State of Florida or in a Florida state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b)       Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8.         Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

9.         Amendments; Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

10.       Assignment. This Agreement shall not be assignable by either party.

11.       Severability. If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13.       Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14.       Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Board Member will not affect the validity or scope of the remainder of this Agreement.

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15.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument,

16.       Date of Agreement. The parties have duly executed this Agreement as of the date first written above.

UPAY, INC.

By:	/s/ JACOB C FÖLSCHER - CEO

DIRECTOR – RANDALL F GREENE

/s/ RANDALL F GREENE - DIRECTOR

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